                                                                    EXHIBIT 99.1

CONTACT:              Robert Gross
                      President and Chief Executive Officer
                      (585) 647-6400

                      Catherine D'Amico
                      Executive Vice President - Finance
                      Chief Financial Officer
                      (585) 647-6400

                      Investor Relations:
                      Cara O'Brien/Melissa Myron/Lila Sharifian
                      Media Contact:
                      Stephanie Sampiere
                      Financial Dynamics
                      (212) 850-5600

FOR IMMEDIATE RELEASE
---------------------

                   MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD
                        FIRST QUARTER SALES AND EARNINGS
                             ~ Sales Increase 19% ~
                          ~ Net Income Increases 18% ~

         ROCHESTER, N.Y. - JULY 15, 2004 - MONRO MUFFLER BRAKE, INC. (NASDAQ:
MNRO) today announced financial results for the first quarter ended June 26, 2004 including record sales and earnings.

Financial Results
-----------------

         First quarter sales increased 18.6% to a record $87.3 million from $73.6 million in the year-ago period. The sales increase was driven by a .9% improvement in comparable store sales, versus 5.9% last year. New stores added $13.6 million, including $12.3 million from the newly-acquired Mr. Tire stores. The improvement in comparable store sales was primarily attributable to an approximate 12% increase in maintenance services and a 6% increase in comparable sales in tire stores.

         Gross profit was 42.7% of sales compared to 43.8% of sales in the first quarter of fiscal 2004, primarily due to increased sales in the lower-margin tire category. Selling, general and administrative expenses decreased to 28.9% of sales from 29.9% of sales. Net income rose 17.8% to a record $7.0 million, or $.48 per diluted share, within the Company's previously announced expectations. In the comparable period last year, net income was $5.9 million, or $.41 per diluted share. The Company opened three new stores, all BJ's Wholesale Club locations, and closed one in the first quarter.

         Robert G. Gross, President and Chief Executive Officer, commented, "Despite a challenging retail and industry environment marked by a consumer spending slowdown in June, we are pleased with our overall performance in the first quarter, during which we continued to expand both our top and bottom lines. We drove positive comparable store sales through increases in our oil changes and maintenance services. At the same time, we achieved lower SG&A expense as a percent of sales which allowed us to maintain our operating margins and our position as the low cost operator in the industry. Also, during the quarter, our Mr. Tire acquisition contributed additional tire sales, cost savings and economies of scale, which are reflected in our record first quarter sales and earnings."

Company Outlook
---------------

         Mr. Gross added, "As we move further into fiscal 2005, we intend to build on the solid results of the first quarter. For the second quarter, we currently estimate comparable store sales growth to be between 1% and 3%, against a 6.6% increase last year, and earnings per diluted share to be between $.46 and $.50 versus $.41 in the year-ago period. Additionally, our expansion strategy continues to be an important part of our growth, especially in a weak marketplace where the opportunity to acquire businesses at advantageous prices is greater. We are continually evaluating acquisition candidates who will further expand our market share and develop synergies that will drive our long-term profitability.

         "Looking ahead, we expect our oil change and maintenance service businesses to remain strong, and that our Mr. Tire locations will continue to perform well. Additionally, we should benefit from the 3% price increase we implemented in July, as well as the fact that last year's comparable store sales were softer in the second half of the year. However, our first quarter results, combined with the uncertainty of the retail sales environment, have caused us to reduce the high end of our previously estimated range for fiscal 2005 earnings from $1.50 to $1.46," concluded Mr. Gross.

         The Company's revised full year guidance is $1.40 to $1.46 per diluted share, versus $1.18 last year. Annual sales are still expected to range between approximately $345 million to $355 million, which incorporates comparable store sales increases of 2% to 4% and the opening of 25 new stores in fiscal 2005, of which 20 are projected to be BJ's Wholesale Club locations.

         Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Speedy Auto Service by Monro, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 597 stores and 10 kiosks, and has 18 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro's stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company's stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company's Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 27, 2004.

                            MONRO MUFFLER BRAKE, INC.
                              Financial Highlights
                                   (Unaudited)
                (Dollars in thousands, except per share amounts)

                                               Quarter Ended Fiscal June
                                               -------------------------
                                                   2004        2003            % Change
                                                    ----        ----            --------
Sales                                             $87,347     $73,643             18.6%

Cost of sales, including
     distribution and occupancy costs              50,083      41,408             20.9
                                                   -------     ------

Gross profit                                       37,264      32,235             15.6

Operating, selling, general and
     administrative expenses                       25,283      22,051             14.7
                                                  -------     -------

Operating income                                   11,981      10,184             17.7

Interest expense, net                                 585         593             (1.3)

Other expense, net                                    147          44
                                                  -------     -------
Income before provision for
     income taxes                                  11,249       9,547             17.8

Provision for income taxes                          4,275       3,628             17.8
                                                  -------     -------

Net income                                        $ 6,974     $ 5,919             17.8
                                                  =======     =======

Diluted earnings per common share                 $   .48     $   .41             17.1%
                                                  =======     =======
Number of stores open
     (at end of quarter)                              597         561

Weighted average number of
      diluted shares outstanding                   14,520      14,381

                            MONRO MUFFLER BRAKE, INC.
                              Financial Highlights
                                   (Unaudited)
                             (Dollars in thousands)

                                                           June 26,     March 27,
                                                             2004         2004
                                                           --------     --------
ASSETS

Current assets

   Cash                                                    $  2,953     $  1,533

   Inventories                                               55,479       54,050

   Other current assets                                      13,889       15,159
                                                           --------     --------

     Total current assets                                    72,321       70,742

Property, plant and equipment, net                          160,463      159,716

Other noncurrent assets                                      32,838       32,332
                                                           --------     --------

     Total assets                                          $265,622     $262,790
                                                           ========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY

   Current liabilities                                     $ 50,234     $ 42,578

   Long-term debt                                            55,407       68,763

   Other long-term liabilities                                8,491        7,650
                                                           --------     --------

     Total liabilities                                      114,132      118,991

   Total shareholders' equity                               151,490      143,799
                                                           --------     --------

     Total liabilities and shareholders' equity            $265,622     $262,790
                                                           ========     ========


                                     # # #